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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
                          INVESCO SENIOR INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Senior Income Trust (the "Fund") was held on August 29, 2014. The Meeting was held for the following purposes:

(1). Elect four Class I Trustees, three by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2016 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                       Votes      Votes     Votes
Matter                                                  For      Against   Abstain
------                                              ----------- --------- ---------
(1). Albert R. Dowden.............................. 155,283,524 2,393,068 3,621,455
     Dr. Prema Mathai-Davis........................ 154,555,212 2,992,121 3,750,714
     Raymond Stickel, Jr........................... 155,284,559 2,378,867 3,634,621
     Hugo F. Sonnenschein/(P)/.....................       1,250         0         0

(2). Elect five Class II Trustees, four by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, and one by the holders of Preferred Shares, voting separately, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2017 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                       Votes      Votes     Votes
Matter                                                  For      Against   Abstain
------                                              ----------- --------- ---------
(2). David C. Arch................................. 155,429,288 2,252,806 3,615,953
     Dr. Larry Soll................................ 154,760,217 2,871,848 3,665,982
     Philip A. Taylor.............................. 155,487,409 2,198,565 3,612,073
     Suzanne H. Woolsey............................ 154,915,437 2,856,385 3,526,225
     Frank S. Bayley/(P)/..........................       1,250         0         0

(3). Elect five Class III Trustees by the holders of Common Shares and the holders of Preferred Shares voting together as a single class, each of whom will serve until the later of the Fund's annual meeting of shareholders in 2015 or until a successor shall have been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                       Votes      Votes     Votes
Matter                                                  For      Against   Abstain
------                                              ----------- --------- ---------
(3). James T. Bunch................................ 155,338,378 2,336,667 3,623,002
     Bruce L. Crockett............................. 155,360,890 2,296,877 3,640,280
     Rodney F. Dammeyer............................ 155,287,286 2,396,380 3,614,381
     Jack M. Fields................................ 155,426,352 2,267,760 3,603,935
     Martin L. Flanagan............................ 155,474,724 2,195,686 3,627,637

/(P)/  Election of Trustee by preferred shareholders only.